EXHIBIT 10(g): PAYCHEX, INC. OFFICER PERFORMANCE INCENTIVE PROGRAM FOR THE YEAR ENDED MAY 31, 2002

On July 12, 2001, the Board of Directors (the "Board") approved the Compensation Committee's recommendation to adopt the Paychex, Inc. Officer Performance Incentive Program (the "Program") for the year ended May 31, 2002, as outlined below:

1.   Participants:  All Officers of Paychex, Inc.

2. Maximum Incentive: 40% of base salary for fiscal year 2002 as approved by the Board of Directors at the July 2001 Board meeting.

3. Performance Criteria: The payment of cash bonus awards to participants shall be determined by the Board on a discretionary basis based primarily on how actual net income for the fiscal year compares to the goals that are established annually by the Board of Directors.

4. Payment: Incentive payments to be paid in July 2002, after Board approval. Officer must be employed at the end of fiscal year 2002 to be eligible for any bonus.

5. Partial Year: New officers appointed to an executive officer position during the first three quarters of the year will participate in the Program, but their incentive payment will be prorated based upon their time in the position.

     Executive officers appointed during the fourth quarter of the fiscal year will begin participation with the start of the next fiscal year.

6. Changes and Terminations: Bonus awards, changes to and termination of the Program are at the sole discretion of the Board.